SUB-ITEM 77Q1(e)(2):
New Investment Advisory Contract
AMENDMENT NO. 1 TO THE INVESTMENT ADVISORY AND
ADMINISTRATION AGREEMENT

GENERAL ELECTRIC RSP INCOME FUND
GENERAL ELECTRIC RSP U.S. EQUITY FUND

This Amendment No. 1 to the Investment Advisory and Administration Agreement (this Amendment) is made as of December 15, 2016, between each of General Electric RSP Income Fund and General
Electric RSP U.S. Equity Fund (each, a Fund), separately and not jointly, and SSGA Funds
Management, Inc. (SSGA FM).

W I T N E S S E T H:

WHEREAS, each Fund, separately and not jointly, and SSGA FM are parties to an Investment Advisory and Administration Agreement (the Agreement) dated as of July 1,2016, pursuant to which SSGA FM serves as the investment adviser and administrator to each Fund; and

WHEREAS, capitalized terms used in this Amendment not defined herein shall have the respective meanings given to them in the Agreement; and

WHEREAS, each Fund and SSGA FM desire to amend the Agreement to reflect a new initial term for the Agreement that is consistent with Section 15(a) of the Investment Company Act of 1940, as amended ;
and

WHEREAS, this Amendment has been approved in the requisite manner by the respective Boards of Trustees of each Fund (the Board).

NOW, THEREFORE, the parties hereby agree as follows:

1.	Section 14 of the Agreement is hereby deleted
in its entirety and replaced with the following:
Section 14 Continuation and Termination

This Agreement shall become effective as of the day and year first above written and will continue for an initial two-year term, and will continue thereafter from year to year so long as the continuance is specifically approved at least annually by the Trustees. This Agreement may be terminated by either party hereto at any time on not more than sixty (60) days nor less than thirty
(30) days prior notice thereof to the other party hereto. This Agreement may not be assigned or transferred by either party hereto to any third party and any such attempted assignment or transfer shall automatically act to terminate the Agreement.In the event of expiration or termination of this Agreement,SSGA FM shall transfer, or cause to be transferred, the assets allocated to SSGA FM, and such accounting and investment records as the Trustees may request for continued operation of the Fund, to the person or persons designated by the Trustees.

2.	The Agreement, except as expressly amended
hereby, shall continue in full force and effect.

[Remainder of page intentionally left blank.]


IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Investment
Advisory and Administration Agreement as of the day and year first above written.


GENERAL ELECTRIC RSP INCOME FUND

By: /s/ Scott Silberstein

Name:  Scott Silberstein

Title: Trustee

GENERAL ELECTRIC RSP U.S. EQUITY FUND

By: /s/ Scott Silberstein

Name:  Scott Silberstein

Title: Trustee


SSGA FUNDS MANAGEMENT, INC.

By: /s/ Ellen M. Needham

Name: Ellen M. Needham

Title: President